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                                                                      Exhibit 99


REPUBLIC NEW YORK CORPORATION
News Release
 FOR IMMEDIATE RELEASE         PRESS CONTACT: MELISSA M. KRANTZ (212) 525-3800
 NYSE SYMBOL: RNB              INVESTOR CONTACT: STEPHEN J. SAALI (212) 525-5593
 TO REQUEST RELEASE BY E-MAIL:
 maria.alba@rnb.com
 PRESS RELEASES: (http://www.rnb.com



                          REPUBLIC NEW YORK CORPORATION
                     TO ADJOURN SPECIAL STOCKHOLDER MEETING

New York - September 3, 1999: Republic New York Corporation announced today that it intends to adjourn the September 9, 1999 special meeting called for Republic's common stockholders to vote on the proposed acquisition of Republic New York Corporation by HSBC Holdings plc. As a result, the stockholder meeting to vote on the proposed acquisition will be held on October 12, 1999, subject to further adjournment.

The meeting is being adjourned to allow Republic New York Corporation to supplement its proxy statement with respect to matters that are the subject of its previously announced investigation of certain activities of its Republic New York Securities Corporation subsidiary. On September 1, 1999 Republic New York Corporation announced that it had commenced an investigation of the Futures Division of Republic New York Securities Corporation (RNYSC), as a result of a letter received from the Financial Supervisory Agency of Japan (FSA) concerning an investigation that the FSA is conducting of the Tokyo branch of an affiliate of a client of RNYSC's Philadelphia office.

On May 10, 1999, Republic New York Corporation entered into a definitive agreement to be acquired by HSBC Holdings plc at $72 cash per share. In addition to stockholder approval, this transaction is subject to various regulatory approvals.
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